EXHIBIT 99.1

Hawk Announces Third Quarter 2007 Results

•	Net sales increase 2.6% to $54.3 million; Nine month net sales up 7.7% to $171.5 million
•	Third quarter net income from continuing operations up 21.4% to $0.18 per diluted share
•	Full year 2007 income from operations guidance range increased to between $17.0 million and $19.0 million

CLEVELAND, Ohio - November 6, 2007 - Hawk Corporation (AMEX: HWK) announced today that net sales for the third quarter ended September 30, 2007 increased 2.6% to $54.3 million from $52.9 million in the comparable prior year period. In the third quarter of 2006, the Company benefited from pricing actions, a portion of which were retroactive to prior periods, having the effect of reducing the Company’s reported quarter to quarter sales growth. The Company’s net sales benefited during the quarter from continued growth in the aerospace, construction and mining, agriculture and performance automotive markets, pricing actions, new business awards and favorable foreign currency exchange rates. As expected, sales to the heavy truck market were soft as a result of new vehicle emission control standards implemented at the beginning of 2007.

Net sales for the nine months ended September 30, 2007 were $171.5 million, an increase of 7.7%, from $159.3 million in the comparable prior year period. Net sales for the nine month period ended September 30, 2006 benefited from pricing actions, a portion of which were retroactive relating to the last half of 2005. The effect of foreign currency exchange rates accounted for 2.7% of the consolidated net sales increase of 7.7% during the nine months ended September 30, 2007.

Income from operations for the third quarter of 2007 was $4.2 million, a decrease of $1.7 million, or 28.8%, from $5.9 million in the prior year period. Income from operations was affected positively by sales volume increases, increased manufacturing efficiencies from the Company’s domestic manufacturing facilities including the facility in Tulsa, Oklahoma, pricing actions and lower incentive compensation costs in the third quarter of 2007 compared to the prior year period. However, when comparing 2007 results to those of 2006, the comparison suffered from the sharply positive effect of the retroactive price increase recorded in the third quarter of 2006. The Company incurred $0.4 million of legal costs during the three month period ended September 30, 2007, related to the previously announced Securities and Exchange Commission (SEC) and Department of Justice (DOJ) investigations.

For the nine month period ended September 30, 2007, the Company reported income from operations of $14.8 million, an increase of $4.8 million, or 48.0%, from $10.0 million in the comparable prior year period. For the nine months ended September 30, 2007, the Company incurred $1.3 million of legal costs related to the SEC and DOJ investigations.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are pleased with third quarter results, which continued to benefit from strong end market activity as well as continued operating improvements. The pricing actions we initiated in 2006 affected the comparisons with this year. However, eliminating those increases would reflect favorable comparisons in our revenues, operating income and operating margins quarter over quarter and year over year. This improvement in income from operations reflects the success of our pricing actions, the continued operating improvements and the strength of our international operations. Based on our results through the first nine months, we are increasing our income from operations guidance for the full year 2007.”

For the third quarter ended September 30, 2007, the Company reported net income from continuing operations of $1.7 million, or $0.18 per diluted share, an improvement of $0.3 million, or 21.4%, compared to net income from continuing operations of $1.4 million, or $0.14 per diluted share, in the comparable prior year period. The Company reported interest income of $1.1 million for the three month period ended September 30, 2007 which was generated primarily from the investment of cash proceeds during the quarter from the sale of the Company’s precision components segment in February 2007. The Company’s interest expense declined for the quarter ended September 30, 2007 primarily as a result of the redemption of $22.9 million of senior notes during the period. The increase in the Company’s third quarter net income from continuing operations was primarily due to a substantially lower effective tax rate in the third quarter of 2007 compared to the third quarter of 2006 due to an increase over prior anticipated levels of income in our U.S. jurisdiction reflected in the income tax rate in the third quarter of 2007.

For the nine months ended September 30, 2007, the Company reported net income from continuing operations of $5.6 million, or $0.59 per diluted share, an improvement of $5.2 million compared to net income from continuing operations of $0.4 million, or $0.03 per diluted share, in the comparable prior year period. The Company reported interest income of $2.9 million for the nine month period ended September 30, 2007. As a result of expected pre-tax income levels for the full year 2007, the Company has adjusted its full year effective tax rate downward to 43.1% compared to the expected rate of 46.9% as of June 30, 2007.

The Company reported net income, including income from its discontinued operations of $1.7 million, or $0.18 per diluted share for the three months ended September 30, 2007, a decrease of $0.4 million, or 23.5%, compared to net income of $2.1 million, or $0.22 per diluted share for the three month period ended September 30, 2006. For the nine month period ended September 30, 2007, the Company reported net income of $16.6 million, or $1.76 per diluted share, an increase of $12.2 million, or 277.3%, compared to $4.4 million, or $0.45 per diluted share in the comparable prior year period.

Included in net income for the three and nine month period ended September 30, 2007 was a charge for the unamortized portion of related debt issuance costs as a result of the redemption of $22.9 million of the Company’s senior notes which resulted in a non-cash loss on extinguishment of debt of approximately $0.4 million ($0.6 million pre-tax) or $0.04 cents per diluted share.

Business Segment Results
Net sales in the friction products segment for the three months ended September 30, 2007 increased $1.4 million, or 2.8%, to $51.5 million from $50.1 million in the comparable prior year period. In the third quarter of 2006, the Company benefited from pricing actions including a retroactive price increase.  Because there was no retroactive price increase reported in the third quarter of 2007, the 2006 retroactive increase effectively reduced the Company’s reported quarter to quarter sales growth increase. Primary drivers of the sales increase included strong worldwide demand in the aerospace, construction and mining, agriculture and performance automotive markets, pricing actions, increased sales as a result of new business awards and favorable foreign currency exchange rates. As expected, sales to the heavy truck market declined during the quarter, as a result of the implementation of the new vehicle emission control standards at the beginning of 2007. Net sales from the segment’s foreign facilities represented 38.9% of the segment’s total net sales for the three month period ended September 30, 2007 compared to 29.5% in the comparable prior year period. For the nine months ended September 30, 2007, net sales in the friction products segment were a record $161.0 million, up 7.8%, from $149.4 million in the comparable prior year period. Net sales for the nine month period ended September 30, 2006 benefited from the impact of a portion of the retroactive price increase related to the last half of 2005. The effect of foreign currency exchange rates accounted for 2.9% of the friction products segment’s net sales increase of 7.8% during the nine months ended September 30, 2007.

For the quarter ended September 30, 2007, income from operations in the friction products segment decreased $1.8 million or 27.7%, to $4.7 million from $6.5 million in three months ended September 30, 2006. Income from operations increased as a result of sales volume increases, increased manufacturing efficiencies from the segment’s domestic manufacturing facilities including the facility in Tulsa, Oklahoma, pricing actions and lower incentive compensation costs in the third quarter of 2007 compared to the prior year period. However these increases were more than offset by the effect of the retroactive price increase recorded in the third quarter of 2006. For the nine months ended September 30, 2007 income from operations in the friction products segment was $15.5 million, up $4.2 million, or 37.2% from $11.3 million in the comparable prior year period.

In the Company’s performance racing segment, net sales for the three months ended September 30, 2007 and 2006 were flat at $2.8 million. Over the course of the last two years, the Company has sought to upgrade the engineering and technological expertise of this segment to respond to the growing needs of high-end racing teams. For the nine months ended September 30, 2007, net sales in the performance racing segment were $10.5 million, an increase of $0.6 million, or 6.1%, from $9.9 million in the comparable prior year period.

For the three months ended September 30, 2007, the performance racing segment reported a loss from operations of $0.5 million compared to a loss from operations of $0.6 million in the comparable prior period. For the nine months ended September 30, 2007, the performance racing segment reported a loss from operations of $0.7 million compared to a loss from operations of $1.3 million in the comparable prior year period.

The Company’s discontinued operations, which consisted of the precision components segment for the period ended September 30, 2007 and the precision components and motor segments for the period ended September 30, 2006, reported break-even results for the three months ended September 30, 2007 compared to income of $0.7 million in the comparable prior year period as the remaining activities of the discontinued operations wind down. For the nine months ended September 30, 2007, the Company reported income after taxes from its discontinued operations of $10.9 million compared to $4.0 million in the comparable prior year period.

Working Capital and Liquidity
At September 30, 2007, working capital decreased by $2.5 million from December 31, 2006. This decrease was primarily the result of a reduction in the Company’s inventory levels, partially offset by a net increase in our cash and an increase in account receivable levels as a result of the sales volume increase during the period. As previously announced, the Company initiated its $4.0 million common stock repurchase plan in March 2007. Through September 30, 2007, the Company repurchased 247,765 shares of common stock and spent $3.0 million in connection with its repurchase of its stock under the plan.

Total debt outstanding, including current portion, decreased $24.0 million, to $87.2 million at September 30, 2007, compared to $111.2 million at December 31, 2006 reflecting the redemption of $22.9 million of senior notes and the repayment of $1.0 million of local debt at its operation in China. Cash and marketable securities decreased $19.5 million to $74.0 million as of September 30, 2007 from $93.5 million as of June 30, 2007 primarily as a result of the $22.9 million payment of senior note principal and $0.2 million of accrued interest through August 7, 2007 on the tendered senior notes. As of September 30, 2007 and December 31, 2006, the Company had no borrowings under its $30.0 million revolving credit facility. At September 30, 2007, based on its collateral values, the Company had $19.7 million available to borrow under the revolving credit facility.

Business Outlook
Reflecting the strength of the first nine months of 2007, the Company is reaffirming its expectations for its full year 2007 net sales of between $224.0 million and $226.0 million. This range represents an increase of between 5.6% and 6.6% as compared to revenues of $212.0 million in the fiscal year ended December 31, 2006.

As a result of the expected sales volume and continued operational improvements, we expect income from operations to increase from our current guidance range of between $14.0 million and $16.0 million to a revised range of between $17.0 million and $19.0 million. This new range includes an estimate for legal costs relating to the SEC and DOJ investigations for the remainder of the year although it is difficult to determine these future expenses with any degree of accuracy.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,100 employees at 11 manufacturing, research, sales and administrative sites in 5 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the Company’s ability to execute its business plan to meet its forecasted results from continuing operations; the Company’s vulnerability to adverse general economic and industry conditions and competition; decisions by the Company regarding the use of proceeds from the sale of its precision components segment, including the Company’s ability to identify suitable acquisition candidates and complete such acquisitions; the Company’s dependence on a limited number of customers for a significant portion of its total revenues; the impact on the Company’s gross profit margins as a result of changes in product mix; the ability of the Company to successfully negotiate new agreements, as they expire, with its unions representing certain of its employees, on terms favorable to the Company without experiencing work stoppages; the effect of the transfer of manufacturing to lower wage locations by other manufacturers who compete with the Company; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the effect of any interruption in the Company’s supply of raw materials; the costs and outcome of the ongoing SEC and DOJ investigation; a substantial increase in the price of raw materials; and, the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Wednesday November 7, 2007 at 11:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President - CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: www.hawkcorp.com

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Net sales	$54,349	$52,956	$171,456	$159,269
Cost of sales	42,388	38,381	130,654	124,191
Gross profit	11,961	14,575	40,802	35,078

Selling, technical and administrative expenses	7,600	8,555	25,419	24,685
Amortization of intangibles	182	123	545	371
Total expenses	7,782	8,678	25,964	25,056

Income from operations	4,179	5,897	14,838	10,022

Interest expense	(2,265)	(2,850)	(7,376)	(8,494)
Interest income	1,053	40	2,894	61
Other (expense) income, net	(500)	41	(434)	91

Income from continuing operations before income taxes	2,467	3,128	9,922	1,680
Income tax provision	781	1,727	4,275	1,293

Income from continuing operations, after income taxes	1,686	1,401	5,647	387
Income from discontinued operations, net of tax	(25)	703	10,971	4,026
Net income	$1,661	$2,104	$16,618	$4,413

Diluted earnings per share:
Income from continuing operations	$0.18	$0.14	$0.59	$0.03
Discontinued operations, net of tax	-	0.08	1.17	0.42
Net earnings per diluted share	$0.18	$0.22	$1.76	$0.45

Diluted weighted average shares outstanding	9,356	9,498	9,368	9,518

	Three Months Ended September 30		Nine Months Ended September 30
Segment data:	2007	2006	2007	2006
Net sales:
Friction products	$51,490	$50,140	$161,007	$149,379
Performance racing	2,859	2,816	10,449	9,890
Total	$54,349	$52,956	$171,456	$159,269

Gross profit:
Friction products	$11,715	$14,164	$39,186	$33,330
Performance racing	246	411	1,616	1,748
Total	$11,961	$14,575	$40,802	$35,078

Depreciation and amortization:
Friction products	$1,711	$1,776	$5,535	$5,226
Performance racing	73	61	207	177
Total	$1,784	$1,837	$5,742	$5,403

Income (loss) from operations:
Friction products	$4,672	$6,507	$15,502	$11,351
Performance racing	(493)	(610)	(664)	(1,329)
Total	$4,179	$5,897	$14,838	$10,022

Capital expenditures:
Friction products	$1,555	$1,741	$5,828	$5,391
Performance racing	65	51	270	176
Total	$1,620	$1,792	$6,098	$5,567

HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	September 30	December 31
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$72,993	$6,177
Marketable securities	998	-
Accounts receivable, net	39,144	34,502
Inventories	37,107	38,890
Deferred tax asset	871	2,472
Other current assets	4,225	4,607
Current assets of discontinued operations	-	87,313
Total current assets	155,338	173,961
Property, plant and equipment, net	39,997	39,409
Finite-lived intangible assets	7,339	7,884
Other assets	5,684	8,000
Total assets	$208,358	$229,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$24,040	$23,023
Other accrued expenses	16,841	20,269
Short-term debt	-	980
Current portion of long-term debt	91	127
Current liabilities of discontinued operations	-	12,795
Total current liabilities	40,972	57,194
Long-term debt	87,090	110,053
Deferred income taxes	1,079	1,025
Other	15,018	14,253
Shareholders’ equity	64,199	46,729
Total liabilities and shareholders’ equity	$208,358	$229,254

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